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                                                                    Exhibit 10.2

                              FOURTH AMENDMENT OF

                     AMENDED AND RESTATED CREDIT AGREEMENT

     THIS FOURTH AMENDMENT OF AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 31, 2000 (this "Amendment"), is by and among Jefferson Smurfit Corporation (U.S.), a Delaware corporation (the "Borrower"), Smurfit-Stone Container Corporation, a Delaware corporation ("SSCC"), JSCE, Inc., a Delaware corporation ("JSCE"), the undersigned financial institutions, including The Chase Manhattan Bank ("Chase") and Bankers Trust Company ("Bankers Trust"), in their capacities as lenders (collectively, the "Lenders," and each individually, a "Lender"), Bankers Trust and Chase, as senior managing agents (in such capacity, the "Senior Managing Agents"), and Chase, as administrative agent and collateral agent (in such capacities, the "Administrative Agent" and the "Collateral Agent," respectively).

                                   RECITALS:

     A. The Borrower, SSCC, JSCE, the Senior Managing Agents, the Administrative Agent, the Collateral Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of November 18, 1998, as amended by that certain First Amendment of Amended and Restated Credit Agreement, that certain Second Amendment of Amended and Restated Credit Agreement and that certain Third Amendment of Amended and Restated Credit Agreement, dated as of June 30, 1999, October 15, 1999 and March 22, 2000, respectively (the "Credit Agreement").

     B. The Borrower, SSCC, JSCE, the Senior Managing Agents, the Administrative Agent, the Collateral Agent and the Lenders desire to amend the Credit Agreement on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

     SECTION 1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Credit Agreement.

     SECTION 2. Amendments to the Credit Agreement. The Credit Agreement is, as of the Effective Date (as defined below), hereby amended as follows:

          (a) Section 1.01 of the Credit Agreement is amended by (i) deleting the phrase "27-1/2%" now appearing in the definition of "Change in Control", and substituting the following therefor: "25%"; (ii) deleting the "and" appearing at the end of clause (iii) of the definition of "Subsidiary", and inserting immediately prior to the period (".") now appearing at the end of such definition, the following: ", and (v) SCC Merger Co.", and (iii) adding thereto (in alphabetical order) the following defined terms:
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          "SCC Merger Co." shall mean SCC Merger Co., a Delaware corporation that is a wholly-owned Subsidiary of SSCC and formed solely to consummate the SCC Merger.

          "SCC Merger" shall mean the merger of SCC Merger Co. with and into Stone, with Stone as the survivor thereof.

          "SSCC Series A Preferred Stock" shall mean the Series A Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share, of SSCC, having terms and conditions, including as to dividends, mandatory redemption and liquidation preference, which are no more adverse to SSCC than those set forth on Schedule 1.1(h) attached hereto when taken as a whole.

          "Stone Series E Preferred Payment" shall mean the cash payment by SSCC to the holders of the Stone Series E Preferred Stock in respect of dividend arrearages in an aggregate amount not to exceed $30,500,000.

          "Stone Series E Preferred Stock" shall mean the Series E Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share, of Stone.

          (b) Section 7.01 of the Credit Agreement is amended (i) to delete the word "and" after clause (r) thereof; (ii) to delete the period (".") now appearing at the end of clause (s) and substituting the phrase "; and" therefor; and (iii) to insert the following new clause (t) at the end thereof:

          "(t) 7% convertible subordinated exchange debentures due 2012 issued by SSCC in exchange for its SSCC Series A Preferred Stock, on terms and conditions (other than maturity) substantially similar to the convertible subordinated exchange debentures issuable by Stone pursuant to the terms of its Stone Series E Preferred Stock, or on such other terms and conditions reasonably acceptable to the Senior Managing Agents."

          (c) Section 7.04 of the Credit Agreement is amended (i) to delete the word "and" after clause (k) thereof; (ii) to delete the period (".") now appearing at the end of clause (l) and substituting the phrase "; and" therefor; and (iii) to insert the following new clause (m) at the end thereof:

          "(m) additional Investments (x) constituting intercompany loans and advances by the Borrower and/or JSCE to JSCE or SSCC, in an amount sufficient to make the Stone Series E Preferred Payment, cash payments of dividends in respect of the SSCC Series A Preferred Stock and/or payments of interest or other mandatory payments under SSCC's 7% convertible subordinated exchange debentures issued by SSCC in accordance with Section 7.01(t), provided that such intercompany Indebtedness is unsecured and shall be evidenced by an Intercompany Note, and (y) constituting cash payments by SSCC to the holders of the Stone Series E Preferred Stock in an amount equal to the Stone Series E Preferred Payment."

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          (d)  Section 7.06(b) of the Credit Agreement is amended by deleting such Section in its entirety and substituting therefor the following:

               "(b) Notwithstanding the provisions of Section 7.06(a), (i) the Borrower may pay cash dividends (A) on the Borrower Preferred Stock to JSCE to be used by JSCE to pay cash dividends on the JSCE Preferred Stock and (B) on its common stock to JSCE to be used by JSCE solely to pay cash dividends to SSCC in accordance with and for the purpose specified in clause (ii) below, if and to the extent permitted by applicable law, if, at the time of such payment and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing and (y) the aggregate amount of such dividends, together with the aggregate amount of all other cash dividends paid by the Borrower (other than the dividends permitted under clauses (v), (vi), (vii) and (viii) below) in the fiscal year in which the dividend is proposed to be paid, shall not exceed the least of (A) the Borrower's Portion of Excess Cash Flow, (B) 25% of Consolidated Net Income for the fiscal year preceding the year in which the dividend is proposed to be paid and (C) $22,200,000, (ii) JSCE may pay cash dividends (A) on the JSCE Preferred Stock to SSCC (or its successors or assigns) out of the proceeds referred to in clause (i)(A) above and (B) to SSCC and SSCC may pay like dividends to the holders of its Common Stock substantially contemporaneously with the payment of and out of the proceeds of the dividends referred to in clause (i)(B) above, (iii) the Borrower and JSCE may pay the Restatement Date Dividends and SSCC may make the Stone Capital Contribution, (iv) Borrower may pay cash dividends to JSCE and JSCE may pay like dividends to SSCC solely for the purpose of making Additional Stone Capital Contributions in accordance with Section 7.04(g) if, at the time of such payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (v) the Borrower may pay cash dividends to JSCE to be used by JSCE solely to pay cash dividends to SSCC to pay the Stone Series E Preferred Payment substantially contemporaneously therewith, if and to the extent permitted by applicable law, if, at the time of such payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (vi) JSCE may pay cash dividends to SSCC and SSCC may pay like dividends to the holders of the Stone Series E Preferred Stock substantially contemporaneously with the payment of and out of the proceeds of the dividends referred to in clause (v) above, (vii) the Borrower may pay cash dividends to JSCE to be used by JSCE solely to pay cash dividends to SSCC to pay cash dividends to the holders of the SSCC Series A Preferred Stock and/or make interest or other mandatory payments under SSCC's 7% convertible subordinated exchange debentures issued by SSCC in accordance with Section 7.01(t), in each case, substantially contemporaneously therewith, if and to the extent permitted by applicable law, if, at the time of such payment and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing and (y) the aggregate amount of such dividends shall not exceed $10,000,000 in any fiscal year, and (viii) JSCE may pay cash dividends to SSCC and SSCC may pay like dividends to the holders of its SSCC Series A Preferred Stock substantially contemporaneously with the payment of and out of the proceeds of

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          the dividends referred to in clause (vii) above. The limitations of this Section 7.06 shall not prohibit JSCE or SSCC from paying a dividend in accordance with clauses (i), (ii), (v), (vi), (vii) and
          (viii) above within 60 days after declaration thereof if, on the declaration date, such dividend could have been paid in compliance with this Section 7.06."

          (e) Section 7.06 of the Credit Agreement is amended by adding at the end thereof a new paragraph (f) to read as follows:

          "(f) Notwithstanding the provisions of Section 7.06(a), SSCC may (i) exchange its SSCC Series A Preferred Stock for its 7% convertible subordinated exchange debentures due 2012 issued in accordance with
          Section 7.01(t) at an exchange rate of $25.00 principal amount of such debentures for each share of SSCC Series A Preferred Stock and (ii) convert any shares of its SSCC Series A Preferred Stock into shares of Common Stock at the conversion price of $34.97 per share of Common Stock, subject to customary anti-dilution adjustments."

          (f) Section 7.07 of the Credit Agreement is amended to (i) to delete the phrase "; and" immediately prior to clause (i) thereof and substitute a comma (",") therefor; and (ii) to insert immediately prior to the period (".") now appearing at the end of clause (i), the following new clause (j):
     ", and (j) the payment of the Stone Series E Preferred Payment, the issuance of the SSCC Series A Preferred Stock and the consummation of the SCC Merger".

          (g) Section 7.10(b) of the Credit Agreement is amended to delete the phrase "pursuant to the terms of the Merger Agreement" now appearing in the parenthetical therein, and to substitute the following therefor: "(x) pursuant to the terms of the Merger Agreement and (y) to authorize the issuance of, and set forth the designation of preferences, rights and other terms of, the SSCC Series A Preferred Shares".

          (h) The Credit Agreement is further amended by adding a new Schedule 1.01(h) thereto in the form of Schedule 1.01(h) attached to this Amendment.

     SECTION 3. Conditions Precedent to Effectiveness of Amendment. This Amendment shall become effective upon the date (the "Effective Date") when each of the following conditions precedent has been satisfied:

          (a) each of SSCC, JSCE, the Borrower and the requisite number of Lenders required pursuant to Section 10.08 and 7.06(d) of the Credit Agreement shall have executed and delivered this Amendment; and

          (b) SNC and JSC Newco shall have executed and delivered the Reaffirmation of Guarantee attached hereto.

     SECTION 4. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lenders, the Senior Managing Agents, the Administrative Agent and the Collateral Agent as follows:

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          (a)  The representations and warranties contained in the Credit
     Agreement and the other Loan Documents are true and correct in all material respects at and as of the date hereof as though made on and as of the date hereof (except to the extent specifically made with regard to a particular date).

          (b)  No Default or Event of Default has occurred and is continuing.

          (c) The execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of each of the Loan Parties signatory hereto, and this Amendment has been duly executed and delivered by each such Loan Party and is a legal, valid and binding obligation of each such Loan Party enforceable against each such Loan Party in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

          (d) The execution, delivery and performance of this Amendment do not conflict with or result in a breach by any Loan Party signatory hereto of any term of any material contract, loan agreement, indenture or other agreement or instrument to which any such Loan Party is a party or is subject.

     SECTION 5.  References to and Effect on the Credit Agreement.

          (a) On and after the Effective Date each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to the Credit Agreement in the Loan Documents and all other documents (the "Ancillary Documents") delivered in connection with the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

          (b) Except as specifically amended above, the Credit Agreement, the Loan Documents and all other Ancillary Documents shall remain in full force and effect and are hereby ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders, the Senior Managing Agents, the Administrative Agent or the Collateral Agent under the Credit Agreement, the Loan Documents or the Ancillary Documents.

          (d) The Loan Parties signatory hereto acknowledge and agree that this Amendment constitutes a "Loan Document" for purposes of the Credit Agreement.

     SECTION 6. Execution in Counterparts. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. This Amendment shall be binding upon the respective parties hereto on and after the Effective Date upon the execution and delivery of this Amendment by SSCC, JSCE, the Borrower and the requisite number of Lenders required pursuant to Section 10.08 and 7.06(d) of the Credit

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Agreement regardless of whether it has been executed and delivered by all of the
Lenders. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

     SECTION 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, 5-1401 OF THE GENERAL OBLIGATION LAWS OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO THE INTERNAL CONFLICTS OF LAWS PROVISIONS THEREOF.

     SECTION 8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

     SECTION 9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                           [Signature Pages Follow]

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                           REAFFIRMATION OF GUARANTEE

     The undersigned acknowledges the foregoing Amendment with respect to the Credit Agreement referred to therein, consents to the amendments set forth therein and hereby reaffirms its obligations under the Guarantee Agreement (as defined in the Credit Agreement).

Dated as of July 31, 2000

                              SMURFIT NEWSPRINT CORPORATION


                              By:
                                 --------------------------------------
                              Name:
                                   ------------------------------------
                              Title:
                                    -----------------------------------



                              JSC BREWTON, INC.


                              By:
                                 --------------------------------------
                              Name:
                                   ------------------------------------
                              Title:
                                    -----------------------------------

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                     SCHEDULE 1.01(h) to Credit Agreement


                      Smurfit-Stone Container Corporation
                           Series A Preferred Stock

                               Summary of Terms
                               ----------------

Issuer:                    Smurfit-Stone Container Corporation (the "Company").

Type of Security:          Cumulative Convertible Exchangeable Preferred Stock
                           ("Preferred Stock").

Number of Shares Issued:   Approximately 4.6 million shares of Preferred Stock
                           plus a sufficient number of shares of Preferred Stock to permit the payment of dividends in additional shares of Preferred Stock.

Dividends:                 The holders of Preferred Stock shall be entitled to
                           receive, as and if declared by the Board of Directors out of funds legally available therefor, cumulative dividends on the shares of Preferred Stock at the rate per annum equal to 7% of the Liquidation
                           Preference (as defined herein) per share, payable in equal quarterly installments on February 15, May 15, August 15 and November 15 in each year.

                           Dividends on the Preferred Stock shall be payable in cash except to the extent that (a) the aggregate amount of such dividends would exceed (i) 10% of the Company's Net Income for the most recently ended four full fiscal quarters for which internal financial statements are available less (ii) the aggregate amount of any cash dividends paid on the Preferred Stock during such four-quarter period, (b) payment of cash dividends on the Preferred Stock would conflict with, violate, or result in a breach of, any of the credit agreements, indentures or debt instruments of the Company or any of its subsidiaries, or (c) the Board of Directors has made a good faith determination that the Company does not have legally available funds to pay a cash dividend on the Preferred Stock.

                           To the extent not paid in cash, dividends shall be paid in additional shares of Preferred Stock having an aggregate Liquidation Preference equal to the unpaid dividend obligation. If any dividend, or portion thereof, is not timely paid in cash or additional shares of Preferred Stock, then the amount of such unpaid dividends shall automatically accrete to the Liquidation Preference.
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Optional Redemption:       The Preferred Stock is redeemable at the option of
                           the Company, in whole or from time to time in part, at any time, at the following redemption prices per share:

                           If redeemed during the
                           twelve-month period
                           beginning February 15                Price
                           ---------------------                -----

                           2000                                 $25.350
                           2001                                 $25.175
                           2002                                 $25.000

Mandatory Redemption:      The Company shall redeem all outstanding shares of
                           Preferred Stock on February 15, 2012 (the "Mandatory
                           Redemption Date"), at a price per share equal to the Liquidation Preference plus an amount equal to all accrued but unpaid dividends thereon, whether or not declared, to the Mandatory Redemption Date (the
                           "Redemption Price"). The Redemption Price shall be payable at the option of the Company in (a) cash or
                           (b) that number of shares of the Company's common stock (the "Common Stock") with an aggregate Fair
                           Market Value (as defined herein) equal to the Redemption Price.

                           As used herein, "Fair Market Value" shall mean the average of the closing prices of the Common Stock as reported on the Nasdaq National Market ("Nasdaq") during the 30 consecutive trading days preceding the trading day immediately prior to the Mandatory Redemption Date or, if no sale occurred on a trading day, then the mean between the highest bid and lowest asked prices as of the close of business on such trading day, as reported on Nasdaq.

Voting Rights:             The holders of shares of Preferred Stock shall not be
                           entitled to vote on any matter on which the holders of any voting securities of the Company shall be entitled to vote, except as otherwise required by law and except that the form of the indenture relating to the Debentures (as defined herein) may not be amended or supplemented without the affirmative vote or consent of the holders of two-thirds (2/3) of the outstanding shares of Preferred Stock, except for those changes that would not adversely affect the legal rights of the holders.

Liquidation Preference:    In the event of any liquidation or winding up of the
                           Company, the holders of Preferred Stock shall be
                           entitled to receive in preference to the holders of
                           Common Stock (or any other capital stock of the
                           Company ranking junior to the Preferred Stock) an
                           amount per share equal to the Liquidation
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                           Preference, plus an amount equal to all dividends
                           accrued and unpaid on each such share up to the distribution date.

                           As used herein, "Liquidation Preference" shall mean an amount equal to $25.00 plus any amounts that shall accrete to such amount as a result of the nonpayment of any dividend.

Conversion:                Holders of shares of Preferred Stock shall have
                           right, exercisable at any time and from time to time, except in the case of shares of Preferred Stock called for redemption or to be exchanged for Debentures, to convert all or any such shares of Preferred Stock into shares of Common Stock at the conversion price of $34.97 per share of Common Stock, subject to customary anti-dilution adjustments.

Exchange:                  At the Company's option, all, but not less than all,
                           of the Preferred Stock may be exchanged on any dividend payment date for the Company's 7%
                           Convertible Subordinated Exchange Debentures due 2012
                           ("Debentures") at an exchange rate of $25.00 principal amount of Debentures for each share of Preferred Stock. With the exception of the maturity date, the Debentures will have essentially the same terms as the debentures of Stone into which the Series E Preferred Stock is currently exchangeable.

Preemptive Rights:         None.